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Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CYDEX, INC.

        CyDex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

          1.     The name of the Corporation is CyDex, Inc.

          2.     The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was July 19, 2000.

          3.     The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Certificate of Incorporation as follows:

            Article I is amended and restated to read in its entirety as follows:

"I.

            The name of the Corporation is CyDex Pharmaceuticals, Inc."

          4.     This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of November 19, 2007.

CYDEX, INC.

By:	/s/ JOHN M. SIEBERT
John M. Siebert, Ph.D. Chief Executive Officer

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  Exhibit 3.2